Mail Stop 6010


      July 18, 2005

Mr. Charles E. Phillips
Chief Financial Officer
Eye Dynamics, Inc.
2301 W. 205th Street, # 102
Torrance, CA 90501

RE: 	Eye Dynamics
      Form 10-KSB for the fiscal year ended December 31, 2004
      Form 10-QSB for the quarter ended March 31, 2005
      File No. 000-27857

Dear Mr. Phillips:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




      Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant